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                                                                  Exhibit 10.21


                              EMPLOYMENT AGREEMENT

This Agreement dated as of January 12, 1998 by and between Anna L. Currence ("Employee"), and CROWN BOOKS CORPORATION, a Delaware corporation ("Employer").

                              W I T N E S S E T H:

WHEREAS, the parties hereto desire by this Agreement to provide for the employment of Employee by Employer;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties conclusively acknowledge, the parties hereto, intending to be legally bound, agree as follows:

1.       EMPLOYMENT

         (a) Duties. Employer hereby employs Employee, and Employee accepts employment by Employer, as President and Chief Operating Officer during the Employment period (as defined in Section 2), with such duties, responsibilities and authority as are commensurate with and appropriate to such position and as are from time to time set forth in the bylaws of the Employer and otherwise delegated to her by the Board of Directors of the Employer ("the Board of Directors"), and shall report to the Executive Committee of the Board, the Board of Directors, or other Senior Executive as directed by the Board. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the Board of Directors respecting the performance of her duties and to carry out and follow the orders, policies and directions stated by Employer to her from time to time, provided, however, that such regulations and directions are consistent with the authority and responsibility of the position specified above.

         (b) Full Time Employment. During the Employment period Employee shall devote all her time and attention to her services for Employer and shall diligently perform her duties and responsibilities under this Agreement. Employee acknowledges that the proper performance of her duties and responsibilities may require the rendering of services not only during normal business hours, but over and beyond those hours as well.

         (c) Place of Employment and Travel. Employee's principal place of employment shall be at the executive offices of Employer in Landover, Maryland. If Employer's executive offices are moved from Landover, Maryland, Employee's principal place of employment shall be changed to the location where such executive offices are moved. Employee agrees to travel for the performance of her duties under this Agreement as Employer may request from time to time. If Employer's executive offices are relocated a distance greater than 100 miles from Landover, Maryland, Employee's relocation expenses will be paid by Employer, if Employee elects to relocate. At the
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Employee's option, if Employee decides not to relocate, the relocation of the executive offices will be deemed a termination of employment and the Employee will be eligible to receive severance benefits as outlined in Section 7 (e) of this Agreement.

2.       TERM

         The term of Employee's employment under this Agreement (the "Employment Period") shall commence on January 12, 1998 and end on January 9, 1999. If Employer decides not to renew this Agreement, notice will be delivered in writing at least 30 days prior to the end of the term of this Agreement. If such notice is not delivered, then the Agreement will continue for an additional one (1) year, after which it will automatically expire, unless it is renewed in writing.

3.       COMPENSATION

         (a) Base Salary. Employee's annual base salary shall be Two hundred sixty thousand Dollars ($260,000.00), subject to a six month increase evaluation in the first year of employment. Employee's compensation shall be reviewed annually thereafter in accordance with the normal evaluation period for other officers, if this Agreement is renewed or continues as described in
Section 2. The Compensation Committee of the Board of Directors shall have sole discretion to recommend, or not to recommend an increase in compensation to the Board of Directors following review and performance appraisal of Employee. Any such recommendation is subject to approval by the Board of Directors. Employee's base salary shall be paid in accordance with Employer's normal payroll procedure.

         (b) Bonus. During the first 6 weeks of employment, Employee shall present to the Compensation Committee of the Board of Directors a proposal for a bonus program that will be based on measurable criteria and will have payouts during the first year of employment. If this Agreement is renewed or continues as described in Section 2, Employee shall be eligible for future bonus consideration in accordance with the Executive Bonus criteria established and approved by the Board of Directors for all senior management of the Employer.

         (c) Withholding Tax. All compensation shall be subject to withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

4.       STOCK OPTIONS

         (a) Stock Options. Employee shall be eligible for the annual award of stock options pursuant to the stock option plans under which the Employee is currently a participant, as determined by the Board(s) of Directors of the company(s), pursuant to the individual company(s) stock option plan(s).

         (b) Exercise upon Certain Terminations of Employment. In the event of the termination of Employee's employment hereunder for any reason other than pursuant to Section 7 (e), Employee





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shall have the right to exercise, on or before the effective date of the termination of this Agreement, any option which has vested in Employee hereunder coincident with or prior to the effective date of the termination of Employee's employment hereunder, subject to the other terms and conditions of such option plan(s). In addition, in the event of the termination of Employee's employment due to his or her death, the personal representative of the Employee shall have the right to exercise any such option within the later of (i) thirty (30) days notice of such right by Employer to Employee's personal representative or (ii) sixty (60) days of the date of Employee's death.


5.       EMPLOYEE BENEFITS

         During the Employment Period, Employer shall provide Employee with the following benefits:

         (a) Health Plan Coverage. Employer shall provide Employee with health benefits, including major medical health insurance, Accidental Death and Dismemberment (AD&D) and such other benefits as are made available to other officers of the Employer and in effect at the time of this Agreement. The health benefits provided hereunder shall be available to Employee and his or her immediate family all in accordance with Employer's "Executive Health Plan."

         (b) Further Benefits. Employee shall, during the term of this Agreement (and thereafter to the extent provided herein), be eligible to participate in all applicable profit sharing and 401 (k) plans and insurance benefits in effect for all salaried employees of the Employer, together with any future modifications or amendments to such plans or benefits, subject to the eligibility requirements of such plans. In addition, Employee shall be entitled during the term of this Agreement, and thereafter to the extent provided for herein or in any such plan, to receive such other and further benefits as shall be generally made applicable to key executive employees of the Employer, and such additional benefits, as may be granted from time-to-time by the Board of Directors, in it's sole discretion.

         (c) Vacation. Employee shall be entitled to paid vacation leave of three (3) weeks in every year of employment, increased pursuant to Employer's vacation policy. Effective with this Agreement, all vacation earned subsequent to the date of this Agreement shall be taken no later than by the end of the following year or be forfeited, unless prior approval is granted by the Compensation Committee of the Board of Directors.

         (d) Business Expenses. Employer shall reimburse Employee pursuant to Employer's policy of employee expense reimbursement of all items of travel, entertainment and miscellaneous expenses reasonably incurred by Employee on behalf of Employer and presented to Employer on the appropriate voucher.

         (e) Automobile Allowance: Employer shall pay to Employee as an automobile allowance the sum of Six Hundred Fifty Dollars ($650.00) per month.





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6.       PROPRIETARY DATA

         (a) Trade Secrets and Other Confidential Information. During the Employment Period and for three (3) years thereafter, Employee shall keep confidential any data, documents, or financial or other information of a trade secret or confidential nature relating to Employer's past, present or future operations (the "Proprietary Data"), shall not disclose the Proprietary Data to any third parties other than officers, employees or agents of Employer on a "need to know" basis, shall take all necessary steps to ensure that such officers, employees or agents keep such Proprietary Data confidential, and shall use the Proprietary Data only in connection with rendering services to Employer. Upon the end of the Employment Period, Employee shall promptly return to Employer the originals and all copies of the Proprietary Data in the possession of Employee, and shall not use any of the Proprietary Data for her own benefit or for the benefit of any third parties. The covenants contained in this Section 6 (a) shall not apply to Proprietary Data which is or becomes a matter of general knowledge in the industry otherwise than by a breach of the provisions of this Section 6 (a).

         (b) Injunctive Relief. Employee acknowledges that the covenants contained in Sections 6 (a) are necessary for the protection of the legitimate business interests of Employer and are reasonable limitations of activities, that the rights of Employer are of a specialized and unique character, and that immediate and irreparable damage will result to Employer if Employee fails to or refuses to perform or comply with such covenants. Therefore, notwithstanding any election by Employer to claim damages from Employee as a result of any such failure or refusal, Employer may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal (and no bond or other security shall be required in connection therewith). In that connection, Employee represents and warrants that her expertise and capabilities are such that performance or compliance with the covenants (and the enforcement thereof by injunction or otherwise) will not prevent her from earning a livelihood. If a court refuses to enforce the covenants set forth in Section 6 (a) because they are found to be unreasonable, Employee and Employer agree to abide by any lesser restrictions (for instance, as to duration and geographic area) that are found to be reasonable.

7.       TERMINATION

         (a) Definition of Compensation. For purposes of termination, compensation at the time of termination shall be deemed to be base compensation, exclusive of any bonuses or stock options available to employee. As used in this Section 7, the term compensation shall also include accrued sick and vacation through the effective date of termination.

         (b) Death. The Employment Period shall forthwith terminate upon the death of Employee, whereupon Employer shall not have any further obligations or liability hereunder except to pay the Employee's estate the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of Employee's death.





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         1.        Total Disability.  In the event of the Total Disability
(as that term is hereafter defined) of Employee for a period of six (6) consecutive full calendar months, Employer shall have the right to end the Employment Period by giving Employee ten (10) days' written notice. Upon the expiration of such ten (10) day period, the Employment Period shall end and Employer shall not have any further obligations hereunder except (i) to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment; and (ii) to pay the benefits provided for in the insurance or disability policies provided to key company executives. As used in this Agreement, the term "Total Disability" shall mean a mental or physical condition which, in the opinion of Employer and in the opinion of two consulting physicians selected by Employer, renders Employee unable or incompetent to satisfactorily carry out her obligations. In no event shall Employee be considered disabled if Employee's mental or physical condition does not constitute a "disability" under the Company's Long Term Disability coverage and, therefore, Employee shall be eligible for such Long Term Disability coverage.

         (d) Merger, Consolidation, or Dissolution. In the event that Employee's employment is terminated solely as a result of the merger, consolidation, or dissolution of Employer, then Employee is entitled to severance in the amounts described in this Section. Except as limited, or defined in this section, Employee is entitled to one (1) year of compensation as severance. This one year of severance shall be paid in accordance with the Employers normal payroll schedule to commence immediately following the effective date of termination of the Employee's employment hereunder. If Employee enters into an Agreement for continued employment within Dart Group Corp., it's subsidiaries or affiliates, or a new or surviving owner then this severance will not be paid. If new employment (defined as employment with another company, or self-employment) for the Employee commences at any time during the severance period, and the base salary and/or commission is the same or more than the base salary paid by the Employer, then Employer shall cease payments under this section. If the base salary and/or commission paid by the new employment is less than the base salary paid by the Employer, then the Employer will continue to pay the difference between the new base salary and that previously paid by the Employer for the balance of the severance period. Employee must notify Employer in writing within 5 business days upon starting new employment. Employee must also notify Employer if her new base salary and/or commission changes during the time of the severance period insomuch as this change affects the difference being paid. Employee agrees that if Employee does not notify Employer within 5 business days upon starting new employment, that Employer is entitled to any severance payments made in excess of those defined within this Section. Employee additionally agrees that should Employer need to hire legal counsel to retrieve monies that should not have been paid, that Employee will be responsible for the Employer's reasonable expenses including attorney fees and costs.

          (e) Other. Employer may at any time notify Employee in writing of the termination of her employment. If Employer gives notice of termination of employment for any reason other than merger, consolidation or dissolution as defined in Section 7(d), then Employee shall be offered 6 months severance in return for Employee's endorsement of a Release Agreement satisfactory to the





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Employer. Termination of employment as defined in this Section includes notice not to renew this Employment Agreement as described in section 2.

         (f) Other Compensation. If Employee gives notice of termination, she must give such notice at least 30 days prior to her intended termination date. In such event Employer shall have no further obligations or liability to Employee except the severance, if any and as described and (i) to pay Employee the unpaid portion, if any, of Employee's compensation for the period up to the date of termination of Employee's employment, and (ii) to pay to Employee in a lump sum an amount equal to the number of days of accrued and unused vacation and sick as of the date of termination.


8.       MISCELLANEOUS

         (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made by and to be performed by Delaware corporations.

         (b) Amendment of Agreement. No amendment or variation of the terms of this Agreement, with or without consideration, shall be valid unless made in writing and signed by the Employee and a duly authorized representative of the Employer (other than Employee).

         (c) Waiver of Conditions. Any waiver agreed to between Employer and Employee of any provision should not be construed as a general waiver of the provision, or waiver of any other provision of this Agreement.

         (d) Entire Agreement. This Agreement contains the entire agreement between the parties and recites all of the consideration received by each party as an inducement to enter into this Agreement. The parties warrant that in entering this Agreement, they have not relied upon any promises, representations, predictions, or inducements, whether oral or written, other than those expressly recited herein.

         (e) Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         (f) Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or upon receipt when sent by an express mail service, provided that in each case a copy is mailed by first-class, registered mail, return receipt requested, addressed as follows (or as may otherwise have been specified by the intended recipient by notice as herein provided)


                 If to Employee:
                          Anna L. Currence
                          240 West End Avenue
                          New York, NY 10023





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                 If to Employer:

                          Director and Chairman of the Executive Committee Crown Books Corporation
                          3300 75th Avenue
                          Landover, Maryland  20785

                          SeniorVice President, Human Resources
                          Dart Group Corporation
                          3300 75th Avenue
                          Landover, Maryland  20785

         (g) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         (h) Merger or Consolidation. This Agreement shall not be terminated by any merger, consolidation, transfer of any or all of the assets of the Employer or voluntary or involuntary dissolution of the Employer. In the event of a merger or consolidation or upon the transfer of assets, the surviving or resulting corporation or the transferee of the Employer's assets shall be bound by and shall have the benefit of the provisions of this Agreement, and the Employer shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement. This Agreement shall be binding upon the Employer notwithstanding any change in the composition of the Board of Directors or change in ownership of the Employer.

         (i) No Covenants. Employee hereby represents and warrants that she is not subject to or bound by any employment contract, restrictive covenant or other agreement or any order or decree that prevents her from entering into this Agreement or from performing her responsibilities as contemplated by this Agreement.

         (j) Arbitration. Should a claim for breach of this Agreement arise, the parties agree that it shall be submitted to binding arbitration in the State of Maryland before an arbitrator experienced in employment matters who is licensed to practice law in the State of Maryland. Any asserted violation of this Agreement shall be arbitrated pursuant to the then-existing rules of the American Arbitration Association applicable to the resolution of employment disputes, and shall not be subject to suit in any court of law (except as necessary to confirm or enforce any arbitration award).

         (k) Attorney's Fees. If a dispute arises with respect to the Employer's obligations or the Employee's rights under this Agreement, or if any legal proceedings shall be brought to enforce or interpret any provisions contained herein, or to recover damages for breach hereof, or in the event of any other litigation involving this Agreement, Employee shall recover from the Employer all





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reasonable attorney's fees and costs and disbursements incurred as a result of such dispute. In addition, Employee shall recover from Employer all reasonable attorney's fees and costs and disbursements incurred as a result of any proceeding filed by Employee, unless the Employee's pursuit of such proceedings is deemed frivolous or in bad faith as determined by the arbitrator in any such action.

         (l) Assignment; Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by , the parties hereto and their respective successors and assigns, provided, that (i) this Agreement is a personal service agreement and no right hereunder may be assigned by Employee, except that it shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors or administrators; and (ii) unless Employer shall have complied with Section 8 (h) hereof, no right hereunder may be assigned or transferred by Employer by operation of law or otherwise. Any purported assignment or transfer in violation of this Section 8 (l) shall be null and void.

IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of Employer and by Employee as of the date first above-written.

CROWN BOOKS CORPORATION


/s/ RICHARD B. STONE                        12/29/97
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Senator Richard B. Stone                   Date
Chief Executive Officer


/s/ TERRY SHARP                             12/29/97
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Terry Sharp                                Date
Senior Vice President, Human Resources

EMPLOYEE

/s/ ANNA L. CURRENCE                        12/30/97
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Name Anna L. Currence                      Date







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